UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Polaris Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Definitive Proxy Statement for Annual Meeting of Shareholders
To Be Held On Thursday, April 30, 2020
This proxy statement supplement (the "Proxy Supplement") updates and amends our definitive proxy statement (the "Proxy Statement") filed with the Securities and Exchange Commission on March 13, 2020 regarding the 2020 Annual Meeting of Shareholders of Polaris Inc. to be held on April 30, 2020 at 9:00 a.m., Central Time, virtually at www.virtualshareholdermeeting.com/PII2020 (the "Annual Meeting").
Except as updated or supplemented by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or online at the Annual Meeting.
The purpose of this Proxy Supplement is to update the Proxy Statement to inform you that Mr. George W. Bilicic, one of the members of our Board of Directors who is standing for reelection, has changed his principal employment. Mr. Bilicic previously served as President and Chief Legal Officer of Sempra Energy. Effective March 30, 2020, Mr. Bilicic resigned his employment at Sempra Energy.  Mr. Bilicic has returned to Lazard Ltd. as Vice Chairman, Investment Banking and as Global Head of Power, Energy & Infrastructure.
If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.